Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172740) of our report dated November 15, 2013, relating to the financial statements of MedAssets, Inc. Employee Stock Purchase Plan, which appears in this Annual Report (Form 11-K) of MedAssets, Inc. Employee Stock Purchase Plan for the year ended August 31, 2013.

/s/ Smith & Howard
Atlanta, Georgia
November 20, 2015